1995 GEORGIA-PACIFIC CORPORATION

              REPLACEMENT SHAREHOLDER VALUE INCENTIVE STOCK OPTION
                                 (Timber Stock)


         THIS AGREEMENT, dated December 17, 1997 by and between GEORGIA-PACIFIC CORPORATION, a Georgia corporation (hereinafter called the
"Corporation"), and                           (hereinafter called "Optionee");


                              W I T N E S S E T H:


         WHEREAS, on April 1, 1995, the Optionee was granted pursuant to the Georgia-Pacific Corporation 1995 Shareholder Value Incentive Plan (as then in effect, the "Original Plan") the option to purchase from the Company up to,
but not exceeding in the aggregate,       shares of the Company's then existing
                                    -----
common stock ("G-P Common Stock") at a price of $80.50 per share (the
"Original Option");
         WHEREAS, the shareholders of the Corporation have approved, effective December 16, 1997, a recapitalization of the Corporation's common stock, viz. the conversion of each share of G-P Common Stock into one share of Georgia-Pacific Corporation--Georgia-Pacific Group Common Stock ("G-P Group Stock")
and the distribution of one share of Georgia-Pacific Corporation--Timber Group Common Stock ("Timber Stock") with respect to each share of G-P Group Stock
(the "Letter Stock Transaction");
         WHEREAS, in conjunction with the approval of the Letter Stock Transaction, the shareholders of the Corporation also approved, effective December 16, 1997, an amendment and restatement of the Original Plan (the "Plan"), which upon approval of the Letter Stock Transaction provides for the conversion the Original Option into two separate options (each independently exercisable), one to purchase shares of G-P Group Stock and the other to purchase shares of Timber Stock, in each case for a number of shares equal to the number of shares specified in the Original Option;
         WHEREAS, in making the options conversion contemplated in the Letter Stock Transaction and in the Plan, the exercise price for the G-P Group Stock option is equal to the exercise price under the Original Option (the "Original Option Price") multiplied by a fraction, the numerator of which is the average of the high and low price for G-P Group Stock on the first date such stock is traded, regular way, on the New York Stock Exchange (the "G-P Group Stock Price") and the denominator of which is the sum of the G-P Group Stock Price and the average of the high and low price for Timber Stock on the first date such stock is traded, regular way, on the New York Stock Exchange (the "Timber Stock Price"), and the exercise price for the Timber Stock option is equal to the exercise price under the Original Option Price multiplied by a fraction, the numerator of which is the Timber Stock Price and the denominator of which is the sum of the G-P Group Stock Price and the Timber Stock Price; and
         WHEREAS, the G-P Group Stock options and the Timber Stock options issued as replacements for the Original Option are to be deemed to be continuations of the Original Option;
         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby mutually agree as follows:
         1. OPTION GRANT. Subject to the terms and conditions set forth herein, the Corporation hereby grants to the Optionee during the period commencing on the date hereof and ending on March 31, 2005, the option to purchase from the Corporation, from time to time, as hereinafter more specifically stated, at a price of $23.21 per share, up to but not exceeding in
the aggregate,          shares of the Timber Stock (or such portion of such
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shares as may be vested and exercisable), which option may be exercised, in whole or in part, from time to time, commencing on the applicable Vesting Date as determined in accordance with Section 2 or 3 (but only as to the portion then becoming exercisable) and for the exercise period beginning on such Vesting Date and continuing to the end of the applicable exercise period specified in this Agreement..
          2. NORMAL VESTING. This option grant (or any portion thereof) may in no event be exercised prior to its Vesting Date, but on and after its Vesting Date (to the extent of the number option shares then becoming exercisable), it may be exercised in accordance with - and to the extent permitted under - the terms of the Plan and this Agreement. This option grant will vest without regard to performance standards stated in this Section 2 on the 183rd day following the 9th anniversary of the Grant Date. This option grant is subject to accelerated performance-based vesting in accordance with any of the following rules:
          (a) This option grant will vest on the 3rd anniversary of the Grant Date if the Corporation's Total Shareholder Return for the immediately preceding 3 full fiscal years exceeds the Weighted Average Total Shareholder Return of all Peer Group Companies for the same period.
          (b) This option grant will vest on the 4th anniversary of the Grant Date if the Corporation's Total Shareholder Return for the immediately preceding 4 full fiscal years exceeds the Weighted Average Total Shareholder Return of all Peer Group Companies for the same period.
          (c) This option grant will vest on the 5th anniversary of the Grant Date if the Corporation's Total Shareholder Return for the immediately preceding 5 full fiscal years exceeds the Weighted Average Total Shareholder Return of all Peer Group Companies for the same period.
Vesting under subsections (a), (b) and (c) shall be conditioned upon the Committee's written certification that the performance vesting standards of this
Section 2 have been met. Vesting of this option grant under this Section 2 is subject in all cases to the restrictions/forfeiture rules in Sections 4 and 5. Subject to those rules, if this option grant vests pursuant to this Section 2, it may be exercised at any time on or after the Vesting Date and prior to the 10th anniversary of the Grant Date (not inclusive), provided that if the Optionee's employment with the Corporation and its Subsidiaries terminates for any reason other than retirement (as defined in Section 3(b)(i)), death or disability (as defined in Section 3(b)(iii)) after the Vesting Date of this option grant and before it has expired, the option grant may be exercised only during the 90-day period following the Optionee's date of termination or, if shorter, during the remaining period before this option grant expires in accordance with this Agreement. If a Participant's employment with the Corporation and its Subsidiaries terminates for any reason other than retirement (as defined in Section 3(b)(i)), death or disability (as defined in Section 3(b)(iii)) prior to the Vesting Date of this option grant, this option grant will terminate as of the Participant's termination date, and the Participant will have no further rights hereunder.
          3. SPECIAL VESTING. This option grant (or the portion designated below in Section 3(c)) shall vest and become exercisable under the circumstances and subject to the terms and conditions specified in this
Section 3 (subject to the provisions of Section 5):
          (a) Notwithstanding anything in Sections 2 or 4 to the contrary, the performance-based vesting provisions of subsections (a),
               (b) and (c) of Section 2 shall operate to vest this option grant to the extent that it remains outstanding when the Optionee retires (as defined in Section 3(b)(i)), dies or becomes disabled (as defined in Section 3(b)(iii)) prior to its Vesting Date even if such vesting occurs after the termination of the Optionee's employment with the Corporation and its Subsidiaries.
          (b) Notwithstanding anything in Sections 2 or 4 to the contrary, if this option grant is not vested pursuant to the performance-based vesting standards of subsections (a), (b) and (c) of
               Section 2 or another provision of this Agreement, it will vest in the circumstances and on the date specified in paragraphs
               (i) through (iii) below to the extent permitted by the schedule set forth in Section 3(c):
               (i) If the Optionee terminates employment with the Corporation and its Subsidiaries after attaining age 65 or age 55 and 10 years of service for vesting purposes under the Georgia-Pacific Corporation Savings and Capital Growth
                    Plan (other than a termination for Cause), on the later of his/her retirement date or the 5th anniversary of the Grant Date;
               (ii) If the Optionee dies, on the later of his/her date of death or the 5th anniversary of the Grant Date; or
               (iii)     If the Optionee becomes totally disabled as defined
                    under the Georgia-Pacific Corporation Salaried Long-Term Disability Plan (whether or not the Optionee actually participates in that plan), as determined by the Plan Administrator in its sole discretion, on the later of his/her date of termination of employment with the Corporation and its Subsidiaries because of such disability or the 5th anniversary of the Grant Date.
          (c) If the Optionee becomes entitled to special vesting in accordance with Section 3(b) above, this option grant, if then still outstanding, will vest as of the applicable date specified in Section 3(b) to the extent indicated in paragraphs
               (i) through (iii) below:
               (i) If the special vesting event described in Section 3(b)(i) through (iii) occurs prior to the 5th anniversary of the Grant Date of this option grant (which has not otherwise vested), 50% of this option grant will vest and 50% will be forfeited.
               (ii) If special vesting described in Section 3(b)(i) through
                    (iii) occurs on or after the 5th anniversary, but prior to the 6th anniversary, of the Grant Date of this option grant (which has not otherwise vested), 60% of this option grant will vest and 40% will be forfeited.
               (iii)If special vesting described in Section 3(b)(i)
                    through (iii) occurs on or after the 6th anniversary, but prior to the 7th anniversary, of the Grant Date of this option grant (which has not otherwise vested), 70% of this option grant will vest and 30% will be forfeited.
               (iv) If special vesting described in Section 3(b)(i) through
                    (iii) occurs on or after the 7th anniversary, but prior to the 8th anniversary, of the Grant Date of this option grant (which has not otherwise vested), 80% of this option grant will vest and 20% will be forfeited.
               (v)  If special vesting described in Section 3(b)(i) through
                    (iii) occurs on or after the 8th anniversary, but prior to the 9th anniversary, of the Grant Date of this option grant (which has not otherwise vested), 90% of this option grant will vest and 10% will be forfeited.
               (vi) If special vesting described in Section 3(b)(i) through
                    (iii) occurs on or after the 9th anniversary of the Grant Date of this option grant (which has not otherwise vested), 100% of this option grant will vest.
          (d)  The special vesting dates specified in this Section 3 shall be considered Vesting Dates for purposes of this Agreement.
          (e)  If this option grant vests pursuant to Section 3(a), it may be exercised at any time on or after its Vesting Date and prior to the 10th anniversary of its Grant Date (not inclusive). If this option grant (or any portion thereof) vests pursuant to
               Section 3(b), it may be exercised (to the extent it has vested) at any time on or after its Vesting Date and prior to the 183rd day following its Vesting Date (not inclusive) or, if earlier, prior to the 10th anniversary of its Grant Date (not inclusive).
          4. RESTRICTIONS/FORFEITURE RULES. This option grant will be subject to the following restrictions and forfeiture rules:
          (a) Subject to Section 3, if the Optionee's employment with the Corporation and its Subsidiaries is terminated for any reason prior to the Vesting Date for this option grant (or any portion thereof), the Optionee shall forfeit all rights with respect to this option grant, and this Agreement shall be null, void and of no effect as of the date his/her employment terminates.
          (b) This option grant shall be nontransferable and may not be sold, hypothecated or otherwise assigned or conveyed by the Optionee to any party; provided that in the event of the incapacity (as determined by the Plan Administrator) or death of the Optionee, his/her attorney-in-fact pursuant to a valid power of attorney giving general or specific authority to make elections with respect to this option grant, his/her court-appointed guardian or the custodian of his/her affairs or the executor or administrator of his/her estate (as the case may be) may exercise any rights with respect to this option grant that the Participant could have exercised if he/she were still alive or not incapacitated. No assignment or transfer of this option or the rights represented thereby, whether voluntary, involuntary, or by operation of law or otherwise, except by will or the laws of descent and distribution, shall vest in the assignee or transferee any interest or right herein whatsoever, and immediately upon any attempt to assign or transfer this option, this option shall terminate and be of no force or effect. Notwithstanding anything in this subsection (b) to the contrary, an Optionee may designate a person or persons to receive, in the event of his death, any rights to which he would be entitled under this Option Agreement. Such a designation shall be made in writing, and filed with the Corporation's Treasurer's Department. A beneficiary designation may be changed or revoked by an Optionee at any time by filing a written statement of such change or revocation with the Corporation's Treasurer's Department. No beneficiary designation or change of beneficiary designation will be effective until actually received by the Corporation's Treasurer's Department. If an Optionee fails to designate a beneficiary (or the beneficiary predeceases the Optionee), this subsection (b) will apply without regard to the provisions relating to the designation of a beneficiary.
          (c) The Optionee shall not be deemed to be a shareholder of the Corporation - and shall have no rights as a stockholder - with respect to the shares covered by this option grant until the date (i) such shares have been issued or transferred to him/her and (ii) payment in full for such shares has been received by the Corporation as provided in this Agreement. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance or transfer.
          (d) To the extent that this option grant is vested, but not exercised during the period provided for its exercise under this Agreement, the Participant shall forfeit all rights with respect to this option grant and this Agreement shall expire as of the close of the last day of the prescribed exercise period.
         5. TERMINATION FOR CAUSE. Notwithstanding anything in this Option Agreement to the contrary, if the Optionee is terminated for Cause, this option grant shall terminate as of such date of termination regardless whether a Vesting Date has occurred on or prior to his/her date of termination unless and to the extent that the Committee determines (after taking into account the provisions of Section 16) that such forfeiture in a given case would violate applicable law.
         6. EXERCISE OF OPTION. The option hereby granted shall be exercised by the delivery to the Treasurer of the Corporation or his delegate, from time to time, of written notice, signed by the Optionee, specifying the number of shares the Optionee then desires to purchase, together with cash, certified check, bank draft or postal or express money order to the order of the Corporation for an amount in United States dollars equal to the sum of: (a) the option price of such shares and (b) an amount sufficient to pay all state and federal withholding taxes (including, without limitation, FICA) with respect to the exercise (the total of (a) and (b) shall be referred to as the "Exercise Amount"). In the alternative, the Optionee may tender payment for the option shares in the form of shares of Timber Stock having a Fair Market Value on the date of exercise equal to the Exercise Amount or a combination of (i) shares of Timber Stock and (ii) cash, certified check, bank draft or postal or express money order to the order of the Corporation in an amount in United States dollars equal to the difference between the Exercise Amount and the Fair Market Value of the tendered shares of Timber Stock on the date of exercise. If the written notice of exercise is mailed, the date of its receipt by the Treasurer of the Corporation or his delegate shall be considered the date of exercise of the option by the Optionee. An exercise of stock options granted under this Agreement will generate compensation subject to federal and state tax withholding (including, without limitation, FICA withholding) in the calendar year of each exercise, and all such withholding taxes shall be the responsibility of the Optionee. The Committee may also authorize alternative procedures for exercising options under this Agreement. Within thirty (30) business days after any such exercise of the option in whole or in part by the Optionee, the Corporation shall deliver to the Optionee a certificate or certificates representing the aggregate number of shares with respect to which such option shall be so exercised, registered in the Optionee's name. The Optionee shall not have the right, in lieu of the exercise of the option, to surrender the option granted hereby, or any portion thereof, in order to receive shares covered by this option grant.
         7. DATE OF TERMINATION. Except to the extent otherwise provided in subsections (a) through (c) of this Section 7, for purposes of this Agreement, the Optionee's date of termination shall be deemed to be his/her last day worked:
          (a) The Optionee's employment by the Corporation shall be deemed to continue during such periods as he/she is employed by a Subsidiary. If the Optionee shall be transferred from the Corporation to a Subsidiary or from a Subsidiary to the Corporation or from a Subsidiary to another Subsidiary, his/her employment shall not be deemed to be terminated by reason of such transfer. If, while the Optionee is employed by a Subsidiary, such Subsidiary shall cease to be a Subsidiary and the Optionee is not thereupon transferred to and employed by the Corporation or another Subsidiary, the date that the Optionee's employer ceases to be a Subsidiary shall be deemed to be a termination of employment.
          (b) The Optionee's date of termination on account of total disability shall be the last day of his/her salary continuation period under the Corporation's policy providing for salary continuation for salaried employees who are medically unable to work because of illness or injury or, if later, the date any personal leave of absence he/she may be granted under the policies of the Corporation immediately following such period of salary continuation terminates in accordance with such policies.
          (c) The Plan Administrator (as hereinafter defined) shall have absolute and uncontrolled discretion to determine whether any authorized leave of absence or absence on military or government service taken by the Optionee shall constitute a termination of employment for the purposes of this Agreement.
         8. NO BAR TO CORPORATE RESTRUCTURING. The existence of this option shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any and all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or preference stocks ahead of or affecting Timber Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
          9. CAPITAL READJUSTMENTS/STOCK OPTION MODIFICATIONS. The option grant under this Plan will be made in Timber Stock as constituted on the Grant Date for this option grant. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, or extraordinary distribution with respect to Timber Stock or other change in corporate structure affecting Timber Stock, the Plan Administrator shall have the authority to make such substitution or adjustments in the number, kind and option price of shares subject to this option grant and/or such other equitable substitution or adjustments as it may determine in its sole discretion to be appropriate to ensure that all similarly situated optionees under the Plan are treated equitably as a result of any such event; provided, however, that the number of shares subject to any option grant shall always be a whole number. In the event any adjustment to this option grant pursuant to this Agreement would otherwise result in the creation of a fractional share interest, the number of shares under this option grant shall be rounded to the nearest whole share (with 0.5 share rounded to the next higher whole number).
          10. CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change of Control of the Corporation (as defined in this Section 10), this option grant, if then outstanding and not yet vested, shall vest as of the effective date of such Change of Control if the Total Shareholder Return of the Corporation for at least one of the 3-year, 4-year or 5-year periods ending on the effective date of the Change of Control exceeds the Weighted Average Total Shareholder Return of all Peer Group Companies for the same period. If this option grant vests pursuant to this Section 10, it may be exercised at any time from and after the effective date of the Change of Control (which shall be considered the applicable Vesting Date) and prior to the 10th anniversary of its Grant Date. For the purposes of this Agreement, a "Change of Control" shall mean:
          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a `Person'') of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of
               Control: (i) any acquisition by a Person who on the effective date of the Original Plan was the beneficial owner of 20% or more of the Outstanding Voting Securities; (ii) any acquisition directly from the Corporation, including without limitation a public offering of securities; (iii) any acquisition by the Corporation, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Subsidiaries or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this Section 10; or
          (b) Individuals who, as of the effective date of the Original Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board;
               provided, however, that any individual becoming a director subsequent to the effective date of the Original Plan whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (c) Consummation of a reorganization, merger or consolidation to which the Corporation is a party or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries)
               (the "Successor Entity") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Outstanding Voting Securities and (ii) no
               Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Corporation or such Successor Entity) beneficially owns, directly or indirectly, 20% or more of, respectively, the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to subsection (c) of this Section 10) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
          (d) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.
         11. LEGAL IMPEDIMENTS TO EXERCISE. Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the exercise of this option or the delivery of shares to the Optionee, any law or regulations of any governmental authority having jurisdiction in the matter shall require either the Corporation or the Optionee to take any action or refrain from action in connection therewith or to delay such exercise, then the delivery of such shares on such exercise shall be deferred until such action shall have been taken or such restriction on action shall have been removed.
         12. AUTHORITY OF PLAN ADMINISTRATOR. As conditions precedent to the granting of the option and all other rights provided hereunder, the Optionee and any other person who acquires any rights hereunder agrees that any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement may be determined by the Plan Administrator constituted under the Plan (the "Plan Administrator") in the Plan Administrator's absolute and uncontrolled discretion; and that any such determination or interpretation of the terms of this Agreement or the Plan or any other determination by either such Plan Administrator shall be final, binding and conclusive on all persons affected thereby. The Plan Administrator shall have the authority to administer the Plan, make all determinations with respect to the construction and application of the Plan, the Board resolutions establishing the Plan and this Agreement, adopt and revise rules and regulations relating to the Plan and make any other determinations which it believes necessary or advisable for the administration of the Plan (subject to the provisions of the Plan regarding Plan administration). Questions regarding the options granted under this Agreement and the administration of the Plan may be addressed to the Treasurer's Department of the Corporation.
         13. NOT INCENTIVE STOCK OPTIONS. Anything in this Agreement to the contrary notwithstanding, the Corporation and Optionee acknowledge and agree that the Plan was not intended to provide for the issuance of "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and that the options granted pursuant to this Agreement are not "incentive stock options" as so defined.
         14. CONTINUED EMPLOYMENT. This Agreement shall not be deemed to limit or restrict the right of the Corporation or any Subsidiary to terminate the Optionee's employment at any time, for any reason, with or without cause, or to limit or restrict the right of the Optionee to terminate his employment with the Corporation or any Subsidiary at any time. In the event of termination of the Optionee's employment with the Corporation and all Subsidiaries, such employee shall be eligible to exercise only options on the number of shares that then or thereafter become available for purchase pursuant to Section 3 hereof (but subject to Section 5). Optionee's services shall be subject to the direction of the Board of Directors of the Corporation or such Subsidiary or such officer or officers as the respective Boards may designate from time to time and shall be rendered at such locations as the respective Boards or any such officer may determine.
         15. AMENDMENT OR TERMINATION. This Agreement may be amended or terminated prior to the expiration dates set forth herein only with the mutual agreement and consent of the Optionee and the Corporation, and then only to the extent permitted under the Plan.
          16. GOVERNING LAW. This Agreement shall be construed and its provisions enforced and administered in accordance with the laws of the State of Georgia and, where applicable, federal law.
          17. INTERPRETATION. This Agreement shall at all times be interpreted so as to be consistent with the intent, purposes and specific language of the Plan.
          18. SEVERABILITY. If any provision of this Agreement should be held illegal or invalid for any reason, such determination shall not affect the other provisions of this Agreement, but instead the Agreement shall be construed as if such provisions had never been included herein.
          19. HEADINGS/GENDER. Headings contained in this Agreement are for convenience only and shall in no event be construed as part of this Agreement. Any reference to the masculine, feminine or neuter gender shall be a reference to other genders as appropriate.
         20. NOTICES. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: (i) to the Corporation, Georgia-Pacific Corporation, l33 Peachtree Street, N.E., Atlanta, Georgia 30303, Attention: Vice President and Treasurer, or at such other address as the Corporation, by notice to the Optionee, may designate in writing from time to time; (ii) to the Optionee at the address indicated in the Optionee's then current personnel records, or at such other address as the Optionee, by notice to the Treasurer of the Corporation at the above address, may designate in writing from time to time. Such notices shall be deemed given upon receipt.
         21. DEFINITIONS. For purposes of this Agreement, the following terms shall be defined as follows (certain other definitions are found in the premises to this Option Agreement):
         (a) "Cause" for the purposes of this Agreement shall mean any of the following: (i) the willful failure of the Optionee to perform satisfactorily the duties consistent with his title and position reasonably required of him by the Board or supervising management (other than by reason of incapacity due to physical or mental illness); (ii) the commission by the Optionee of a felony, or the perpetration by the Optionee of a dishonest act or common law fraud against the Corporation or any of its Subsidiaries; or
               (iii) any other willful act or omission (including without limitation the violation of any corporate policy or regulation) which could reasonably be expected to expose the Corporation to civil liability under the law of the applicable jurisdiction or causes or may reasonably be expected to cause significant injury to the financial condition or business reputation of the Corporation or any of its Subsidiaries.
         (b) "Corporation" shall mean Georgia-Pacific Corporation, a Georgia corporation, its successors and assigns.
         (c) "Committee" shall mean the Compensation Committee of the Board of Directors of the Corporation, as constituted from time to time, or such subcommittee of that body as the Compensation Committee shall specify to act for the Compensation Committee with respect to the options granted under the Plan, provided however that any such subcommittee shall have at least two members and shall consist entirely of `outside directors'' as that term is defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, or any statute which is a successor or replacement for such statute (and applicable regulations promulgated thereunder).
         (d) "Fair Market Value of the Stock" shall mean, on any date, the mean between the high and low sales prices of a share of Timber Stock on that date as reported in The Wall Street Journal, New York Stock Exchange - Composite Transactions, or as reported in any successor quotation system adopted prospectively for this purpose by the Committee, in its discretion. The Fair Market Value of the Stock shall be rounded to the nearest whole cent (with 0.5 cent being rounded to the next higher whole cent).
         (e) "Grant Date" shall mean the date upon which the Original Option was granted under the Original Plan.
         (f) "Original Plan" shall mean the Georgia-Pacific Corporation 1995 Shareholder Value Incentive Plan as adopted by the Corporation's Board of Directors effective April 1, 1995 and approved by its shareholders on May 2, 1995 (as in effect at the time the Original Option was granted).
         (g) "Plan" shall mean the amendment and restatement of the Original Plan as adopted by the Corporation's Board of Directors on September 17, 1997, and approved by its shareholders on December 16, 1997 (as amended from time to time thereafter)
         (g) "Plan Administrator" shall mean the person or entity having administrative authority under the Plan, as specified in Article IV of the Plan.
         (h) "Peer Group Companies" shall mean the companies included in the Standard & Poors Paper and Forest Products Industry Index from time to time (but excluding the Corporation).
         (j) "Subsidiary" shall mean any corporation (other than the Corporation) in any unbroken chain of corporations beginning with the Corporation if, at the time of reference, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
         (k) "Total Shareholder Return" shall mean, for a given period and a given common stock, the number determined by the formula [(SB+SD)PE - 100] , 100, where (i) `SB'' is the number of shares of the common stock (including fractional shares) that could be bought with an initial $100 investment at PB, or $100 , PB; (ii) `SD'' is the total number of shares of the common stock (including fractional shares) which could be purchased with the dividends (or allocated portion of a per share dividend) paid on SB shares of the common stock during the measurement period (and any additional shares or fractional shares allocated in accordance with this subsection (ii) with respect to dividends paid during the measurement period but prior to the dividend in question), determined in the case of each such dividend paid using the closing price of the common stock on the trading date coincident with or next preceding the date of payment of the dividend; (iii) `PB'' is the closing price of the common stock on the last trading day before the first day of the measurement period; and (iv) `PE'' is the closing price of the common stock on the last trading day of the measurement period; provided, however, that in determining Total Shareholder Return of G-P Common Stock for any period ending after December 16, 1997, the following adjustments shall be made: (i) the sum of SB and SD shall be calculated through the December 16, 1997 using G-P Common Stock; (ii) effective December 17, 1997, each share of G-P Common Stock determined in (i) above shall automatically be converted to one share of G-P Group Stock and one share of Timber Stock; (iii) from and after the December 17, 1997, the sum of SB and SD will be calculated separately with respect to each class of the Corporation's common stock, and additions to SD for each such class of common stock will be based on the dividends declared on that class of common stock and the stock price for that class of common stock on the appropriate date; (iv) at the end of a measurement period, the Total Shareholder Return for the Corporation's common stock used for purposes of comparison with Total Shareholder Return of the common stock of Peer Group Companies will be based on the sum of (A) the product of the number of shares of G-P Group Stock (SB + SD) accrued through the close of the measurement period in accordance with (ii) and (iii) above and PE determined for this class of common stock and (B) a corresponding product with respect to the number of shares of Timber Stock. In calculating the Total Shareholder Return for a given common stock, the Plan Administrator will apply the principles of Section 9 (except for the last sentence of that section) as if that section applied to the common stock.
         (l) "Vesting Date" shall mean the date upon which options granted under this Agreement first become exercisable in accordance with the provisions of Sections 2, 3 or 10.
         (m) "Weighted Average Total Shareholder Return" shall mean, for any given measurement period, the average of the Total Shareholder Returns for a named group of corporations with the return of each such corporation weighted on the basis of its market capitalization at the beginning of the measurement period.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers, under its corporate seal, and the Optionee has executed this Agreement, as of this day and year first above written.


                                  GEORGIA-PACIFIC CORPORATION


                                  By:
                                       ----------------------
                                       A. D. Correll
                                       Chairman, Chief
                                       Executive Officer,
                                       and President


ATTEST:


W. Edwin Frazier, III, Assistant Secretary


                                  OPTIONEE


            NOTE:  PLEASE COMPLETE THE ATTACHED PERSONAL DATA SHEET.

                            OPTIONEE'S PERSONAL DATA
                                 (Please Print)

                                   Full Name

ADDRESS:
           ==========================================================


           ----------------------------------------------------------


SOCIAL SECURITY NUMBER:
                          ---------------------------------------------


DATE OF BIRTH:
                 ---------------------------------------------------------
                             Month, Day and Year


DIVISION:
           -------------------------
LOCATION:
          --------------------------



PLEASE NOTE THAT YOUR BENEFICIARY(IES) FOR PURPOSES OF THIS REPLACEMENT OPTION WILL BE THE SAME AS THOSE YOU SELECTED FOR THE ORIGINAL OPTION UNLESS YOU NOTIFY THE TREASURERS DEPARTMENT.